                                                                   Exhibit 10.12

(DDI LOGO)

Via Email

December 13, 2006

Mr. Jerry Barnes
10960 La Alberca Avenue
San Diego, CA 92127

Dear Jerry:

I am pleased to offer you the position of Senior Vice President of Sales for Dynamic Details, Incorporated ("DDi" or the "Company"). In this position you will report to me, and you will be responsible for management of all Company sales activity and manufacturer's representatives. Your compensation for this position will be as follows:

Salary: Your annual base salary will be $200,000, subject to withholding tax and other deductions, paid in accordance with the Company's standard payroll practices.

Incentive Plan:            In addition to your base salary, you will be eligible
                           to earn a performance-based bonus equal to up to
                           $100,000 annually. Such bonus will be paid quarterly
                           based on the Company's performance against its
                           quarterly sales objectives, at up to $25,000 per
                           quarter. Any bonus payment for the 4th quarter of
                           2006 will be pro-rated based upon the number of days
                           during 2006 that you were employed by the Company. We
                           will define the metrics of the bonus calculation at
                           first opportunity upon the commencement of your
                           employment.

Equity: Subject to approval of the Compensation Committee of the Board of Directors, you will receive an initial award of an option to purchase 100,000 shares of common stock of DDi Corp. Thereafter, you will be considered for further awards as a member of the Company's senior management team.

Car Allowance:             $500 per month, paid on the first payroll of the
                           month.

Benefits:                  You will be eligible to participate in the
                           comprehensive benefit plans offered by the Company
                           for its management employees at a similar level.
                           These benefits currently include health, dental, and
                           life insurance at an additional cost for the term of
                           your employment. You will become eligible for these
                           benefits on the first day of the calendar month
                           following your start date. After meeting the
                           eligibility requirements, you may also participate in
                           the Company's 401(k) plan. Vacation is accrued by pay
                           period at a rate equal to 3 weeks per year.


(DDI LOGO)

Jerry Barnes
November 20, 2006
Page 2


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
Guaranteed Bonus:          During 2007 you will be entitled to receive four
                           quarterly bonuses in the amount of $7,500 for each
                           fiscal quarter that you are employed by the Company,
                           provided you have not voluntarily terminated your
                           employment with the Company prior to the
                           administration of each quarter's payment. The
                           quarterly payments are to be paid at the end of each
                           respective fiscal quarter.

Severance:                 You will be eligible to receive severance payments
                           equal to 12 months' base pay if, as a result of a
                           change of control, your employment is terminated or
                           the successor to the Company following a change of
                           control fails to offer you a position having
                           responsibilities, compensation and benefits
                           substantially similar to those enjoyed by you
                           immediately preceding the change of control.

Your work will be based out of the Company's corporate headquarters in Southern California, although, as you are aware, your duties will require frequent travel. As we discussed, at some point in the future, the Company will agree for you to relocate your position to the east coast.

This offer is contingent upon our verification of your business and personal references and the completion of a background check to be performed by a third party, the results of which must be satisfactory to the Company in its sole discretion.

As an employee of DDi you will be expected to abide by the Company rules and regulations. You will be required to sign and comply with the Employee Confidentiality and Invention Agreement, which requires, among other things, assignment of patent rights to any invention made during your employment with DDi and nondisclosure of proprietary information. In order to ensure that the rights of your former employers are not violated, you agree that you will not bring with you to DDi or use at DDi any of your former employers' trade secrets or proprietary information or property (including, databases and customer lists). Further, you agree that, in accepting a position and working at DDi, you will not be violating any non-competition agreement or other contractual restriction on your employment from a prior employer. Also, you agree that during the period of your employment with DDi, you will not, without the express written consent of DDi, engage in any employment or business activity other than for DDi.

Jerry, I believe DDi has made a lot of progress over the past two years in its operations, management team and financial condition. I am excited about having you join the team to head our sales and am confident that, with the support of DDI's entire management team, you will be able to lead our sales to drive DDIs sales to the next level.

(DDI LOGO)

Jerry Barnes
November 20, 2006
Page 3

Please indicate your acceptance by signing below and returning an executed original to me at your earliest convenience. We would like you to begin your employment as soon as possible. We look forward to having you join the DDi team.

Sincerely,


/s/ Mikel H. Williams
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Mikel H. Williams
Chief Executive Officer

Acceptance

I hereby accept the terms of my employment with DDi as set forth above.


/s/ Jerry Barnes                        12/13/06             Est. 1/01/07
-------------------------------------   ------------------   ------------------
Jerry Barnes                            Date                 Start Date